UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2009

Learning Tree International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

1805 Library Street, Reston, VA	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 709-9119

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On November 2, 2009 (the “Date of Grant”), the Compensation Committee of the Board of Directors of Learning Tree International, Inc. (the “Company”) approved the grant of the following equity awards under the Company’s 2007 Equity Incentive Plan:

•	1,806 shares of common stock and 9,494 restricted stock units to Nicholas Schacht, President and Chief Executive Officer;

•	1,426 shares of common stock and 4,375 restricted stock units to Charles R. Waldron, Chief Financial Officer;

•	1,227 shares of common stock and 3,681 restricted stock units to David Booker, Chief Operating Officer; and

•	951 shares of common stock and 2,873 restricted stock units to Magnus Nylund, Chief Information Officer.

The shares of common stock were unrestricted.

The restricted stock units are represented by a Stock Award Agreement (the “Agreement”), a form of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference, and entitle a recipient to receive one-third (1/3) of the total number of shares subject to the award on each of the first three anniversaries of the Date of Grant if through such date the recipient has been continuously employed by, or has been a director of, the Company or its subsidiaries. A recipient will have no right to receive or be issued any shares of common stock under this award (i) if the Company does not report an operating profit for its 2010 fiscal year or (ii) with respect to any issuance scheduled to occur after the recipient ceases to be an employee or director of the Company or one of its subsidiaries (whether voluntarily or involuntarily).

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Stock Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEARNING TREE INTERNATIONAL, INC.

Dated: November 6, 2009	By:	/S/ NICHOLAS R. SCHACHT
Nicholas R. Schacht
Chief Executive Officer